Exhibit 5.1

E-Mail: jkarpf@cgsh.com

November 5, 2007

Lumber Liquidators, Inc. 3000 John Deere Road Toano, Virginia 23168

Ladies and Gentlemen:

We have acted as counsel to Lumber Liquidators, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a registration statement on Form S-1 (File No. 333-142309) (the “Registration Statement”) filed with the Securities Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration of (i) the sale by the Company of 3,800,000 shares (the “Company Securities”) of the Company’s common stock, par value $.001 per share (“Common Stock”); and (ii) the sale by the Selling Stockholders (as defined below) of 7,700,000 shares (and up to an additional 1,725,000 shares if the underwriters exercise their option to purchase additional shares) of the Company’s Common Stock (the “Secondary Securities”).

In arriving at the opinion expressed below, we have reviewed the following documents:

(a)	the Registration Statement;

(b)	the form of restated certificate of incorporation (the “Restated Certificate of Incorporation”) of the Company, included as Exhibit 3.01 to the Registration Statement; and

(c)	the form of underwriting agreement (the “Underwriting Agreement”) by and among the Company, the Selling Stockholders named therein (the “Selling Stockholders”), Goldman, Sachs & Co. and Merrill Lynch & Co., as representatives of the underwriters named therein, included as Exhibit 1.01 to the Registration Statement.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

Based on the foregoing and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1. The Company Securities have been duly authorized by all necessary corporate action of the Company and, upon (i) due action of the pricing committee of the Board of Directors of the Company and (ii) the issuance of the Company Securities against payment therefor in the manner described in the Underwriting Agreement and as otherwise contemplated by the Registration Statement, will be validly issued by the Company and fully paid and nonassessable.

2. The Secondary Securities have been duly authorized by all necessary corporate action of the Company, have been validly issued by the Company and are fully paid and nonassessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting that Law).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Validity of the Common Stock” in the Registration Statement and in the prospectus that forms a part of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/s/ JEFFREY D. KARPF
Jeffrey D. Karpf, a Partner